Civeo Reports First Quarter 2020 Results

HOUSTON and CALGARY, May 7, 2020 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the first quarter ended March 31, 2020.
Highlights include:

•
Reported first quarter revenues of $138.8 million, net loss of $146.5 million and operating cash flow of $20.8 million; the net loss for the first quarter of 2020 included the impact of approximately $144.1 million in non-cash goodwill and asset impairments

•	Delivered first quarter Adjusted EBITDA of $20.3 million, and free cash flow of $18.3 million

•	Reduced leverage ratio from 2.98x as of December 31, 2019 to 2.54x as of March 31, 2020

•
Awarded four contract renewals with three Western Australia mining customers to provide catering and managed services from the Company’s Action Catering business with anticipated revenues totaling A$36 million over the next three years

•
Previously announced implementation of cost containment initiatives related to COVID-19 and lower oil prices, including (1) salary and total compensation reductions of between 10% to 20% for the Board, executive leadership team and other senior management, (2) headcount reduction in North America of 25% in the last month, and (3) cutting expected 2020 capital spending by approximately 25%

“We are currently operating in a challenging environment, and are working hard to navigate the COVID-19 pandemic and historic global oil supply/demand imbalance. Our first and most important priority in this tumultuous climate is to protect the health and wellbeing of our employees and guests. We are closely monitoring the COVID-19 situation and following our stringent safety protocols. I want to thank our employees for their commitment and focus during this difficult time," stated Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson added, "Civeo made progress on our key strategic initiatives in 2019, and that momentum carried into January and February of 2020. Despite the economic disruption and subdued activity in March in North America, the Company still delivered improved year-over-year financial and operational results for the first quarter of 2020, highlighted by the reduction of our leverage ratio to 2.54x on March 31, 2020, from 2.98x on December 31, 2019. We expect that the remainder of 2020 will bring reduced EBITDA; however, we believe the Company’s diversified geographic and commodity end market footprint, coupled with our relentless focus on positive free cash flow generation, will help us manage through this period of uncertainty."

Mr. Dodson concluded, "We are focusing on the factors within our control as we navigate the challenges ahead, including implementing cost containment initiatives and reducing capital expenditures. We will continue to monitor the rapidly evolving market environment and manage the business accordingly."

First Quarter 2020 Results
In the first quarter of 2020, Civeo generated revenues of $138.8 million and reported a net loss of $146.5 million, or $0.87 per diluted share. The loss results in part from $144.1 million in costs associated with goodwill and asset impairments. During the first quarter of 2020, Civeo produced operating cash flow of $20.8 million, Adjusted EBITDA of $20.3 million and free cash flow of $18.3 million.
The first quarter of 2020 outperformed the first quarter of 2019 due to higher occupancy in both Canada and Australia coupled with the contributions from Action Catering, which was acquired in July 2019.
By comparison, in the first quarter of 2019, Civeo generated revenues of $108.6 million and reported a net loss of $17.5 million, or $0.11 per diluted share. During the first quarter of 2019, Civeo generated operating cash flow of $6.3 million, Adjusted EBITDA of $15.9 million and free cash flow of $1.1 million.
(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Please see the reconciliations to GAAP measures at the end of this news release.)
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the first quarter of 2020 to the results for the first quarter of 2019.)
Canada
During the first quarter of 2020, the Canadian segment generated revenues of $79.3 million, operating loss of $136.6 million and Adjusted EBITDA of $11.4 million, compared to revenues of $66.8 million, operating loss of $11.6 million and Adjusted EBITDA of $10.2 million in the first quarter of 2019. The first quarter of 2020 results included a goodwill impairment charge of $93.6 million and asset impairment charges of $38.1 million.
On a constant currency basis, the Canadian segment experienced a 20% period-over-period increase in revenues driven by a 13% year-over-year increase in billed rooms related to oil sands activity and the contribution from the newly expanded Sitka Lodge serving LNG activity. Adjusted EBITDA for the Canadian segment increased 12% year-over-year with the higher lodge occupancy. These results were achieved despite a more than 50% drop in occupancy in our Canadian lodges during March as customers reacted to the precipitous drop in oil prices and the safety concerns related to COVID-19.

Australia
During the first quarter of 2020, the Australian segment generated revenues of $49.1 million, operating income of $6.2 million and Adjusted EBITDA of $16.2 million, compared to revenues of $28.4 million, operating loss of $0.4 million and Adjusted EBITDA of $9.9 million in the first quarter of 2019. The first quarter of 2020 results reflect the impact of a weakened Australian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $2.7 million and $1.4 million, respectively.
On a constant currency basis, the Australian segment experienced an 87% period-over-period increase in revenues primarily driven by contributions from the acquisition of Action Catering. Australian village occupancy increased year-over-year with billed rooms up 23% primarily due to continued improvement in metallurgical coal activity across the Bowen Basin. Adjusted EBITDA from the Australian segment increased 64% year-over-year due to higher village occupancy coupled with contributions from the recent acquisition of Action Catering. Australian revenues in the first quarter of 2020 increased more year-over-year than Australian Adjusted EBITDA due to the inherent lower margins in the service-only business model of Action Catering.
Since the beginning of 2020, Civeo was awarded four contract renewals with three Western Australian mining customers from our Action Catering business. The contract terms vary from one to three years, with anticipated aggregate revenues totaling A$36 million through 2023.
U.S.
The U.S. segment generated revenues of $10.3 million, operating loss of $14.1 million and Adjusted EBITDA of $0.4 million in the first quarter of 2020, compared to revenues of $13.4 million, operating loss of $1.0 million and Adjusted EBITDA of $2.8 million in the first quarter of 2019. The first quarter of 2020 included asset impairment charges of $12.4 million. Revenues and Adjusted EBITDA declined year-over-year primarily due to lower drilling and completion activity coupled with lower occupancy in the U.S. lodges.
Income Taxes
Civeo recognized an income tax benefit of $8.8 million, which resulted in an effective tax rate of 5.7%, in the first quarter of 2020. During the first quarter of 2019, Civeo recognized an income tax benefit of $4.5 million, which resulted in an effective tax rate of 21%.
Financial Condition
As of March 31, 2020, Civeo had total liquidity of approximately $149.6 million, consisting of $144.0 million available under its revolving credit facilities and $5.6 million of cash on hand.
Civeo’s total debt outstanding on March 31, 2020 was $314.9 million, a $44.2 million decrease since December 31, 2019. The decrease consisted of $14.2 million in debt payments from free cash flow generated by the business as well as a favorable foreign currency translation impact of $30 million.

Civeo reduced its leverage ratio from 2.98x as of December 31, 2019 to 2.54x as of March 31, 2020.
During the first quarter of 2020, Civeo invested $2.7 million in capital expenditures, down from $9.7 million during the first quarter of 2019 due to the completion of the Sitka lodge expansion in 2019.
Full Year 2020 Guidance
As previously announced in the April 14th Business Update, Civeo has withdrawn its 2020 revenue and EBITDA guidance. The Company is lowering its full year 2020 capital expenditure guidance to approximately $15 million. The Company is not otherwise providing guidance at this time.

Conference Call
Civeo will host a conference call to discuss its first quarter 2020 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (800) 239-9838 in the United States or (323) 794-2551 internationally and using the conference ID 2637764#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 2637764#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 28 lodges and villages in Canada, Australia and the U.S., with an aggregate of approximately 30,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.
Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein include the statements regarding Civeo’s future plans and outlook, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with global health concerns and pandemics, including the COVID-19 pandemic and the risk that room occupancy may decline if our customers are limited or restricted in the availability of personnel who may become ill or be subjected to quarantine, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with the company’s ability to integrate acquisitions, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with our ability to remain in compliance with our financial covenants in our debt agreements, risks associated with general global economic conditions, global weather conditions, natural disasters and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2019 and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019

Revenues	$138,792	$108,550

Costs and expenses:
Cost of sales and services	103,313	79,630
Selling, general and administrative expenses	13,937	16,096
Depreciation and amortization expense	25,502	30,782
Impairment expense	144,120	—
Other operating expense (income)	989	(65)
	287,861	126,443
Operating loss	(149,069)	(17,893)

Interest expense	(5,595)	(6,635)
Interest income	16	27
Other income	25	2,978
Loss before income taxes	(154,623)	(21,523)
Income tax benefit	8,811	4,484
Net loss	(145,812)	(17,039)
Less: Net income attributable to noncontrolling interest	258	—
Net loss attributable to Civeo Corporation	(146,070)	(17,039)
Less: Dividends attributable to Class A preferred shares	468	459
Net loss attributable to Civeo common shareholders	$(146,538)	$(17,498)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.87)	$(0.11)
Diluted	$(0.87)	$(0.11)

Weighted average number of common shares outstanding:
Basic	168,519	165,330
Diluted	168,519	165,330

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2020	December 31, 2019
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$5,558	$3,331
Accounts receivable, net	91,874	99,493
Inventories	6,050	5,877
Assets held for sale	6,332	7,589
Prepaid expenses and other current assets	16,374	15,151
Total current assets	126,188	131,441

Property, plant and equipment, net	465,087	590,309
Goodwill, net	6,909	110,173
Other intangible assets, net	98,944	111,837
Operating lease right-of-use assets	21,558	24,876
Other noncurrent assets	837	1,276
Total assets	$719,523	$969,912

Current liabilities:
Accounts payable	$43,258	$36,971
Accrued liabilities	16,163	21,755
Income taxes	448	328
Current portion of long-term debt	32,142	35,080
Deferred revenue	8,250	7,165
Other current liabilities	5,785	8,741
Total current liabilities	106,046	110,040

Long-term debt	280,939	321,792
Deferred income taxes	—	9,452
Operating lease liabilities	18,527	21,231
Other noncurrent liabilities	17,066	16,592
Total liabilities	422,578	479,107

Shareholders' equity:
Preferred shares	58,597	58,129
Common shares	—	—
Additional paid-in capital	1,574,457	1,572,249
Accumulated deficit	(918,128)	(771,590)
Treasury stock	(6,914)	(5,472)
Accumulated other comprehensive loss	(411,619)	(363,173)
Total Civeo Corporation shareholders' equity	296,393	490,143
Noncontrolling interest	552	662
Total shareholders' equity	296,945	490,805
Total liabilities and shareholders' equity	$719,523	$969,912

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2020	2019

Cash flows from operating activities:
Net loss	$(145,812)	$(17,039)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	25,502	30,782
Impairment charges	144,120	—
Deferred income tax benefit	(8,941)	(4,745)
Non-cash compensation charge	2,208	2,534
Gains on disposals of assets	(21)	(1,452)
Provision (benefit) for loss on receivables, net of recoveries	54	(32)
Other, net	693	(410)
Changes in operating assets and liabilities:
Accounts receivable	(1,496)	(2,377)
Inventories	(740)	87
Accounts payable and accrued liabilities	6,280	(1,417)
Taxes payable	133	262
Other current and noncurrent assets and liabilities, net	(1,143)	148
Net cash flows provided by operating activities	20,837	6,341

Cash flows from investing activities:
Capital expenditures	(2,651)	(9,679)
Proceeds from disposition of property, plant and equipment	72	4,457
Other, net	—	1,518
Net cash flows used in investing activities	(2,579)	(3,704)

Cash flows from financing activities:
Term loan repayments	(8,109)	(8,608)
Revolving credit borrowings (repayments), net	(6,080)	5,396
Taxes paid on vested shares	(1,442)	(4,282)
Net cash flows used in financing activities	(15,631)	(7,494)

Effect of exchange rate changes on cash	(400)	477
Net change in cash and cash equivalents	2,227	(4,380)

Cash and cash equivalents, beginning of period	3,331	12,372
Cash and cash equivalents, end of period	$5,558	$7,992

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues
Canada	$79,348	$66,770
Australia	49,113	28,421
United States	10,331	13,359
Total revenues	$138,792	$108,550

EBITDA (1)
Canada	$(120,256)	$10,173
Australia	16,161	9,853
United States	(12,053)	2,796
Corporate and eliminations	(7,652)	(6,955)
Total EBITDA	$(123,800)	$15,867

Adjusted EBITDA (1)
Canada	$11,425	$10,173
Australia	16,161	9,853
United States	386	2,796
Corporate and eliminations	(7,652)	(6,955)
Total adjusted EBITDA	$20,320	$15,867

Operating income (loss)
Canada	$(136,631)	$(11,595)
Australia	6,164	(385)
United States	(14,134)	(961)
Corporate and eliminations	(4,468)	(4,952)
Total operating income (loss)	$(149,069)	$(17,893)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019

EBITDA (1)	$(123,800)	$15,867
Adjusted EBITDA (1)	$20,320	$15,867
Free Cash Flow (2)	$18,258	$1,119

(1)
The term EBITDA is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing the Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net loss attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended March 31,
	2020	2019

Net loss attributable to Civeo Corporation	$(146,070)	$(17,039)
Income tax benefit	(8,811)	(4,484)
Depreciation and amortization	25,502	30,782
Interest income	(16)	(27)
Interest expense	5,595	6,635
EBITDA	$(123,800)	$15,867
Adjustments to EBITDA
Impairment of long-lived assets (a)	50,514	—
Impairment of goodwill (b)	93,606	—
Adjusted EBITDA	$20,320	$15,867

(a)
Relates to asset impairments recorded in the first quarter of 2020. We recorded a pre-tax loss related to the impairment of long-lived assets in our Canadian segment of $38.1 million ($38.1 million after-tax, or $0.23 per diluted share) and a pre-tax loss related to the impairment of long-lived assets in our U.S. segment of $12.4 million ($12.4 million after-tax, or $0.07 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

(b)
Relates to the impairment of goodwill. The $93.6 million impairment ($93.6 million after-tax, or $0.56 per diluted share) is related to our Canada reporting unit and is included in Impairment expense on the statements of operations.

(2)
The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended March 31,
	2020	2019

Net Cash Flows Provided by Operating Activities	$20,837	$6,341
Capital expenditures	(2,651)	(9,679)
Proceeds from disposition of property, plant and equipment	72	4,457
Free Cash Flow	$18,258	$1,119

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended March 31,
	2020	2019

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$66,066	$57,652
Mobile facility rental revenue (2)	2,508	781
Food and other services revenue (3)	10,774	8,337
Total Canadian revenues	$79,348	$66,770

Costs
Accommodation cost	$48,055	$42,217
Mobile facility rental cost	3,257	649
Food and other services cost	10,015	8,236
Indirect other cost	2,945	3,545
Total Canadian cost of sales and services	$64,272	$54,647

Average daily rates (4)	$92	$92

Billed rooms (5)	708,323	625,992

Canadian dollar to U.S. dollar	$0.745	$0.752

Supplemental Operating Data - Australian Segment
Accommodation revenue (1)	$32,585	$28,421
Food and other services revenue (3)	16,528	—
Total Australian revenues	$49,113	$28,421

Costs
Accommodation cost	$14,995	$14,397
Food and other services cost	13,707	—
Indirect other cost	851	602
Total Australian cost of sales and services	$29,553	$14,999

Average daily rates (4)	$69	$74

Billed rooms (5)	471,840	382,581

Australian dollar to U.S. dollar	$0.658	$0.712

(1)	Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.

(2)	Includes revenues related to mobile camps for the periods presented.

(3)	Includes revenues related to food service, laundry and water and wastewater treatment services, and facilities management for the periods presented.

(4)	Average daily rate is based on billed rooms and accommodation revenue.

(5)	Billed rooms represents total billed days for the periods presented.

CONTACTS:

Carolyn J. Stone
Civeo Corporation
Senior Vice President & Chief Financial Officer
713-510-2400

Jeffrey Spittel
FTI Consulting
832-667-5140